PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:   Owen J. Onsum                                                                                April 30, 2009
          President  & CEO
  FIRST NORTHERN COMMUNITY BANCORP
  & FIRST NORTHERN BANK
  P.O. Box 547
  Dixon, California
          (707) 678-3041

First Northern Community Bancorp – 1st Quarter Earnings Report
Earnings and Asset Growth Demonstrate Slow and Steady Improvement

Dixon, California - First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced financial results for the first quarter of 2009.  Owen “John” Onsum, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of March 31, 2009 of $453,000 or $0.04 per diluted common share, compared to net income of $60,000, or $0.01 per diluted common share earned in the same fiscal period last year.”  The 2008 per share earnings have been adjusted for a 4% stock dividend issued March 31, 2009.

Total assets at March 31, 2009 were $688.4 million, an increase of $7.8 million, or 1.15% compared to the same period in 2008.  Total deposits of $588.8 million decreased $11.8 million or 1.96% compared to March 31, 2008 figures.  During that same period, total net loans (including loans held-for-sale) decreased $0.1 million, or 0.02%, to $485.7 million.

Commenting on the first quarter of 2009, Onsum said, “From the onset of the economic crisis, Management and the Board of Directors have made the tough decisions to realistically deal with the resulting credit deterioration in our loan portfolio, deterioration that is inherent in all bank loan portfolios that have loans secured by real estate.  We believe our aggressive stance to continuously re-evaluate our loans to reflect the declining collateral values, take the necessary loan write-downs, while continuously strengthening our provisions for loan losses, has allowed us to better position ourselves when the economy turns.  Most certainly we believe our straightforward response to the unprecedented economic environment and willingness to work with our borrowers has created improved financial stability for our company, and everything follows from that.  First Northern’s total risk-based capital ratio at March 31, 2009 was approximately 15%, which far exceeds the regulatory well-capitalized standard of 10%.  Strong capital levels, efficient operations, and our customer-centric approach to growing our business remain at the core of our priorities.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has an SBA Loan Office and full service Trust Department in Sacramento.  First Northern Bank also offers 24/7 real estate mortgage loans and non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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